Exhibit 2.3

CERTIFICATE OF CORPORATE DOMESTICATION
OF REVETT MINERALS INC.

          The undersigned, presently a corporation organized and existing under the laws of Canada, for the purposes of domesticating under the Delaware General Corporation Law (the “DGCL”), does certify that:

          1.           The corporation (hereinafter called the “corporation”) was first formed, incorporated, or otherwise came into being on August 25, 2004 under the federal laws of Canada.

          2.           The name of the corporation immediately prior to the filing of this certificate of corporate domestication was Revett Minerals Inc.

          3.           The name of the corporation as set forth in its certificate of incorporation filed or to be filed in accordance with the DGCL is Revett Mining Company, Inc.

          4.           The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the corporation, or other equivalent thereto under applicable law immediately prior to the filing of this certificate of corporate domestication pursuant to the provisions of the DGCL is Ontario, Canada.

          5.           The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

          6.           The effective time of this certificate of corporate domestication shall be February 18, 2014.

          IN WITNESS WHEREOF, the corporation has caused this Certificate to be executed by its duly authorized officer on this 24th day of January, 2014.

REVETT MINERALS INC.,
a Canadian corporation

By:	/s/ John G. Shanahan
John G. Shanahan,
its President and Chief Executive Officer